Exhibit 23.6

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Core Scientific, Inc. on Form S-1 of our report dated July 30, 2021, with respect to our audits of the financial statements of RME Black 100, LLC as of November 30, 2020, and for the period from April 16, 2020 (inception) through November 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

February 8, 2022